Exhibit 5.1

April 20, 2020

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

Re: Registration Statement on Form S-3 and Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel to Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with: (i) a registration statement on Form S-3 (as amended from time-to-time, the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”) with the U.S. Securities and Exchange Commission (the “Commission”) on May 25, 2018, which was declared effective on June 6, 2018; (ii) a prospectus supplement, dated April 20, 2020 (the “Prospectus Supplement”), to the prospectus which forms a part of the Registration Statement, relating to the public offering, pursuant to a Securities Purchase Agreement, dated as of April 17, 2020 (the “Purchase Agreement”), by and between the Company and the purchaser signatories thereto, of (x) the Company’s 8% Senior Secured Convertible Promissory Notes due August 4, 2020 (the “Notes”) with a principal face amount of $500,000 and (y) the 495,049 shares of Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price per share of $1.01 per share underlying the Notes (the “Conversion Shares).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) articles of incorporation of the Company, as amended to date, (b) bylaws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto, (d) the Prospectus Supplement, and (e) the Purchase Agreement and all exhibits thereto. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes (the “NRS”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and Chapter 78 of the NRS. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

The Notes and the Conversion Shares have been duly authorized by the Company. The Notes, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus Supplement, and the Purchase Agreement and the transaction agreements relating thereto, will be validly existing and legally binding obligations of the Company, enforceable against the Company in accordance with their terms. The Conversion Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus Supplement, and the Purchase Agreement and the transaction agreements relating thereto, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on April 20, 2020, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sullivan & Worcester LLP